NEWS RELEASE

Enbridge Reports Strong Second Quarter 2024 Financial Results and Business Performance, Advances Strategic Priorities and Recasts Financial Outlook to include U.S. Gas Utilities Acquisitions

CALGARY, AB, August 2, 2024 /CNW/ - Enbridge Inc. (Enbridge or the Company) (TSX:ENB) (NYSE:ENB) today reported second quarter 2024 financial results, recast its 2024 financial guidance and provided a quarterly business update.

Highlights
(All financial figures are unaudited and in Canadian dollars unless otherwise noted. * identifies non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.)

•Recast 2024 full year financial outlook to include contributions from the U.S. Gas Utilities acquisitions announced on September 5, 2023 (the "Acquisitions") and the associated financing (previously excluded). The full year adjusted earnings before interest, income taxes and depreciation and amortization (EBITDA)* guidance range has increased to $17.7 billion to $18.3 billion and distributable cash flow (DCF)* per share is unchanged at $5.40 to $5.80 despite the impact of our fully funding the Acquisitions prior to closing and benefiting from full year EBITDA contributions
•Second quarter GAAP earnings of $1.8 billion or $0.86 per common share, compared with GAAP earnings of $1.8 billion or $0.91 per common share in 2023
•Adjusted earnings* of $1.2 billion or $0.58 per common share*, compared with $1.4 billion or $0.68 per common share in 2023
•Adjusted EBITDA of $4.3 billion, an increase of 8%, compared with $4.0 billion in 2023
•Cash provided by operating activities of $2.8 billion, compared with $3.4 billion in 2023
•Distributable cash flow of $2.9 billion, an increase of 3%, compared with $2.8 billion in 2023
•Re-affirmed the Company's growth outlook announced at Enbridge Day on March 6, 2024
•Closed the acquisition of Questar Gas Company and Wexpro (together "Questar" and conducting business as "Enbridge Gas Utah") from Dominion Energy Inc. on May 31, 2024 for a purchase price of US$4.3 billion (including US$1.3 billion of assumed debt)
•Completed the Acquisitions funding and terminated the Company's at-the-market (ATM) equity issuance program; returning to an equity self-funded model
•Announced Final Investment Decision (FID) of Blackcomb Pipeline, an up to 2.5 Bcf/d natural gas pipeline which will provide transportation service from Rankin, Texas to the Agua Dulce area in South Texas providing much needed export capacity for Permian shippers
•Reached a negotiated settlement with customers on Texas Eastern Transmission to ensure appropriate cost recovery by increasing rates effective October 1, 2024
•Sanctioned Orange Grove solar farm (130 MW) northwest of Corpus Christi, Texas, for ~US$250 million, backed by a long-term power purchase agreement with AT&T for 100% of capacity
•Sanctioned a 120 kbpd expansion of Gray Oak Pipeline following a successful open season
•Exited the quarter with Debt-to-EBITDA of 4.7x; Enbridge expects annualized EBITDA contributions from the US$14 billion of Acquisitions in 2024 to strengthen Enbridge's Debt-to-EBITDA position

CEO COMMENT
Greg Ebel, President and CEO commented the following:

“During the quarter, we made significant progress on our strategic priorities. We completed the acquisition of Questar and filed a settlement with the Public Staff for the North Carolina Utilities Commission giving us a clear path to closing the acquisition of PSNC in Q3. In addition, we completed all the remaining financing for the Acquisitions and discontinued the company's at-the-market equity issuance program. As such, we are recasting our 2024 financial outlook to include contributions from the acquired assets. I’m proud of our team’s commitment to execution and look forward to working with our new team members and customers.

“The scale and connectivity of our business is extending growth opportunities across our four business franchises. Enbridge is a one-stop shop for a wide range of customers and partners. Deep relationships, strategic incumbency and proven ability to deliver makes us a first-choice partner. A great example of this is the Seven Stars Energy project, which brought Enbridge and Indigenous communities together to develop a 200 MW wind farm in Saskatchewan. This was the result of our Liquids and Renewable Power teams partnering to strengthen existing relationships and create new opportunities.

“The need for reliable and affordable energy drove high utilization across all of our systems during the quarter. Customer demand and operational reliability of our assets helped generate record second quarter EBITDA.

"In Liquids, Mainline demand remained strong, and the system was in apportionment throughout the second quarter. Volumes averaged 3.1 mmbpd and we are advancing discussions with customers for further egress out of Western Canada. In the Permian, we sanctioned an expansion of the Gray Oak pipeline to accommodate growing demand for crude exports at our Ingleside facility. The terminal remains highly utilized, setting new daily and quarterly delivery records as global demand for North American energy products continues to grow.

"In Gas Transmission, we closed the 19% acquisition in an integrated Permian natural gas pipeline and storage JV (the "Whistler Parent JV"), which is immediately accretive and directly connected to our existing infrastructure at Agua Dulce. This investment is already yielding additional growth opportunities through the announced FID of Blackcomb Pipeline which is expected to provide much needed egress for Permian natural gas shippers in 2026. On Texas Eastern, we’ve reached a negotiated settlement with shippers ensuring we earn a reasonable return on our rate base investments as we continue delivering safe and reliable energy.

“In Gas Distribution, integration is well underway with Enbridge Gas Ohio and Enbridge Gas Utah. The new utilities have been fully funded and will provide long-term, rate-regulated, low risk, capital investment opportunities. We are seeing this play out In Utah where we are in negotiations to connect up to 200 MW of power to serve data center customers and have had numerous inbounds to connect up to an additional 1.5 GW over the long-term.

“In Renewable Power, we sanctioned the Orange Grove solar farm in Texas backed by a long-term PPA with AT&T. We also placed into service our Fécamp offshore wind project which is designed to provide power for nearly 770,000 French residents.

“Looking forward, disciplined capital allocation remains a key area of focus. Positive credit rating agency actions during the quarter reinforces our long-held view that our balance sheet is strong. Our leverage is well within our target range and provides flexibility to fully fund our $24 billion secured capital backlog. A well supported dividend and visible growth is expected to deliver low double digit annual shareholder returns for many years to come, which positions us as a first-choice investment opportunity."

FINANCIAL RESULTS SUMMARY

Financial results for the three and six months ended June 30, 2024 and 2023 are summarized in the table below:

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts; number of shares in millions)
GAAP Earnings attributable to common shareholders	1,848	1,848	3,267	3,581
GAAP Earnings per common share	0.86	0.91	1.53	1.77
Cash provided by operating activities	2,814	3,439	5,965	7,305
Adjusted EBITDA[1]	4,335	4,008	9,289	8,476
Base Business Adjusted EBITDA[1,2]	4,106	4,008	8,951	8,476
Adjusted Earnings[1]	1,248	1,380	3,203	3,106
Adjusted Earnings per common share[1]	0.58	0.68	1.50	1.53
Distributable Cash Flow[1]	2,858	2,783	6,321	5,963
Base Business Distributable Cash Flow[1,2]	2,798	2,783	6,241	5,963
Weighted average common shares outstanding	2,137	2,024	2,131	2,025
Base Business weighted average common shares outstanding[2]	2,023	2,024	2,023	2,025
1 Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2 Base Business results are adjusted to exclude the contributions from, and the impact of financing of the Acquisitions. These include associated EBITDA, DCF, capital expenditures, and common share and debt issuances attributable to the Acquisitions. For a full reconciliation, see Appendix D of this news release.

GAAP earnings attributable to common shareholders is the same for the second quarter of 2024 and 2023, primarily due to a gain on sale of $1.1 billion ($765 million after-tax) from the disposition of interests in Alliance Pipeline and Aux Sable to Pembina Pipeline Corporation ("Pembina"). This was offset by a non-cash, net unrealized derivative fair value loss of $208 million ($160 million after-tax) in 2024, compared with a net unrealized gain of $595 million ($456 million after-tax) in 2023, reflecting changes in the mark-to-market value of derivative financial instruments used to manage foreign exchange, interest rate and commodity price risks as well as quarterly operating performance factors.

The period-over-period comparability of GAAP earnings attributable to common shareholders is impacted by certain unusual, infrequent factors or other non-operating factors which are noted in the reconciliation schedule included in Appendix A of this news release. Refer to the Company's Management's Discussion & Analysis for the second quarter of 2024 filed in conjunction with the second quarter financial statements for a detailed discussion of GAAP financial results.

Adjusted EBITDA in the second quarter of 2024 increased by $327 million compared with the same period in 2023. This was due to higher throughput on Flanagan South Pipeline driven by recent open season commitments, higher volumes on Express-Platte, contributions from recently acquired assets including EOG, Questar, additional Hohe See and Albatros interests, Aitken Creek and Tomorrow RNG. These impacts were partially offset by the absence of contributions from Alliance Pipeline and Aux Sable due to the sale of our interests in these investments in April 2024 and warmer weather in Ontario affecting Gas Distribution and Storage.

Adjusted earnings in the second quarter of 2024 decreased by $132 million, or $0.10 per share, compared with the same period in 2023, primarily from higher financing costs due to higher interest rates and long-term debt principal, higher income taxes driven by higher earnings and higher depreciation expense from assets acquired and placed into service since last year, partially offset by higher Adjusted EBITDA contributions discussed above.

DCF for the second quarter of 2024 increased by $75 million compared with the same period in 2023, primarily due to the higher Adjusted EBITDA contributions discussed above, partially offset by higher financing costs from higher interest rates and long-term debt principal, and higher U.S. Corporate Alternative Minimum taxes.

Per share metrics in 2024 are impacted by the bought deal equity issuance in the third quarter of 2023 and ATM issuances in the second quarter of 2024 as part of the financing plan for the Acquisitions.

Detailed financial information and analysis can be found below under Second Quarter 2024 Financial Results.

FINANCIAL OUTLOOK

The Company has recast its 2024 financial guidance. Adjusted EBITDA is expected to be between $17.7 billion to $18.3 billion (previously $16.6 billion to $17.2 billion). The DCF per share guidance range of $5.40 to $5.80 is maintained.

Relative to Enbridge's previous guidance, announced November 28, 2023, the Company's recast guidance for 2024 adds incremental contributions from the two U.S. gas Acquisitions that have closed and assumes a Q3 closing for PSNC. It also now includes the impact of the pre-funding of the Acquisitions, which was completed in Q2.

The company also reaffirmed it's 2023 to 2026, near-term growth outlook of 7-9% for adjusted EBITDA growth, 4-6% for adjusted EPS growth and approximately 3% for DCF per share growth.

FINANCING UPDATE

Financing the Acquisitions

Enbridge has now fully financed the $12.8 billion (US$9.4 billion) cash consideration for the Acquisitions. The funding plan was completed through the issuance of common shares through the $4.6 billion offering in the third quarter of 2023 and $2.5 billion of at-the-market equity issuances in the second quarter of 2024, issuances of hybrid subordinated notes, and a portion of the proceeds from the sale of the Alliance Pipeline and Aux Sable which closed in the second quarter of 2024.

Enbridge terminated its ATM equity issuance program, without having issued any additional shares in Q3, and intends to return to an equity-self funding model.

The Company expects annualized EBITDA contributions from the US$14 billion of Acquisitions in 2024 to strengthen Enbridge's Debt-to-EBITDA position throughout 2025.

Other Financing

On June 24th, 2024, Enbridge issued US$1.2 billion of 30-year junior subordinated hybrid notes, consisting of US$700 million callable after 5 years and US$500 million callable after 10 years. These notes receive partial equity treatment from rating agencies. A portion of the proceeds from these offerings will be allocated to fund the acquisition of PSNC, with the remainder used to reduce existing indebtedness, fund capital expenditures, and for general corporate purposes.

SECURED GROWTH PROJECT EXECUTION UPDATE

During the quarter the Fécamp offshore wind facility was placed into service and that project has been removed from the secured growth backlog. In addition, the newly sanctioned Orange Grove solar farm has been added to the secured backlog. Since closing the acquisition of an interest in the Whistler JV, and contributing ownership of Rio Bravo to the joint venture, the Company has removed this project from its secured backlog due to commercial sensitivity.

The Company's secured growth backlog now sits at $24 billion and is underpinned by commercial frameworks consistent with Enbridge's low-risk model. Financing of the secured growth program is expected to be provided entirely through the Company's anticipated $8-9 billion of annual growth capital investable capacity.

BUSINESS UPDATES

Liquids Pipelines: Sanctioned Gray Oak Expansion Following Successful Open Season

Enbridge has sanctioned a 120 kbpd expansion of the Gray Oak pipeline following a successful open season. The incremental volumes will serve growing demand at the Company's Enbridge Ingleside Energy Center. This expansion will add capacity from Crane, Texas to Corpus Christi, Texas, is expected to require minimal capital and come fully online in 2026.

Gas Transmission: Reached a Negotiated Settlement with Shippers on Texas Eastern

In May 2024, Texas Eastern Transmission, LP (Texas Eastern) reached a negotiated settlement with customers to increase rates and filed a Stipulation and Agreement with the FERC on June 3, 2024. Base rates will increase by 6% effective October 1, 2024 and by another 2.75% effective January 2026. The Settlement, was approved by the Federal Energy Regulatory Commission on July 31 and helps ensure Texas Eastern will continue to earn an appropriate risk-adjusted return and that its customers receive rate certainty through October 2027.

Gas Transmission: Closed Acquisition of Permian Basin Natural Gas Joint Venture Interest

On May 29, 2024, Enbridge closed the previously announced agreement with WhiteWater/I Squared and MPLX to form the Whistler Parent JV that will develop, construct, own, and operate natural gas pipeline and storage assets connecting Permian Basin natural gas supply to growing LNG and other U.S. Gulf Coast demand. The transaction is immediately accretive to both per share metrics and the debt-to-EBITDA metric. Longer term, this joint venture is expected to unlock future growth opportunities for Enbridge, similar to the one noted below, by connecting natural gas production to export markets.

The joint venture is owned by WhiteWater/I Squared (50.6%), MPLX (30.4%), and Enbridge (19.0%).

Gas Transmission: Announced FID of Blackcomb Natural Gas Pipeline

Whitewater, MPLX LP, and Enbridge, through the Whistler Parent JV, partnered with Targa Resources, LLC to reach the final investment decision to move forward with the Blackcomb Pipeline. The Blackcomb Pipeline is a joint venture owned 70% by the Whistler Parent JV, 17.5% by Targa Resources, and 12.5% by MPLX. This pipeline is designed to transport up to 2.5 Bcf/d of natural gas providing additional egress for Permian shippers including direct connections to processing facilities in the Midland Basin.

The pipeline is backed by firm transportation agreements with predominantly investment grade counterparties and is expected to enter service in the second half of 2026 pending the receipt of customary regulatory and other approvals.

Gas Distribution and Storage: Enbridge's Acquisition of Gas Utilities from Dominion

On May 31, 2024 Enbridge closed its acquisition of Questar from Dominion for a purchase price of US$4.3 billion inclusive of US$1.3 billion of assumed debt. The Questar Gas utility in Utah will do business as Enbridge Gas Utah, in Wyoming as Enbridge Gas Wyoming, and in Idaho as Enbridge Gas Idaho. Questar serves as a multi-state utility distributing gas in Utah, Southern Wyoming, and Southeastern Idaho to approximately 1.2 million customers via 21,000 miles of transmission and distribution pipelines. Questar also has a cost-of-service regulated supply agreement with Wexpro, which provides source gas directly to the utility.

Together, EOG (conducting business as Enbridge Gas Ohio) and Questar are expected to contribute approximately 80% of the total annualized EBITDA from the Acquisitions. The closing of the purchase of the PSNC is expected to occur following the receipt of required regulatory approvals, which Enbridge expects to occur in the third quarter of 2024.

Renewable Power: Sanctioned Orange Grove Solar in Texas

Enbridge sanctioned the Orange Grove Solar development, a 130 MW solar project strategically located approximately 30 miles from Corpus Christi in the ERCOT South region in Texas. The project benefits from nearby industrial power demand growth and is supported by a long- term power purchase agreement with AT&T. Total project costs are expected to be approximately US$250 million and the project is expected to be in-service in 2025.

SECOND QUARTER 2024 FINANCIAL RESULTS

GAAP Segment EBITDA and Cash Flow from Operations

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,450	2,427	4,854	4,780
Gas Transmission	2,095	1,042	3,360	2,247
Gas Distribution and Storage	567	367	1,332	1,083
Renewable Power Generation	138	129	395	265
Eliminations and Other	(155)	575	(797)	592
EBITDA[1]	5,095	4,540	9,144	8,967

Earnings attributable to common shareholders	1,848	1,848	3,267	3,581

Cash provided by operating activities	2,814	3,439	5,965	7,305
1Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

For purposes of evaluating performance, the Company makes adjustments to GAAP reported earnings, segment EBITDA and cash flow provided by operating activities for unusual, infrequent or other non-operating factors, which allow Management and investors to more accurately compare the Company’s performance across periods, normalizing for factors that are not indicative of underlying business performance. Tables incorporating these adjustments follow below. Schedules reconciling EBITDA, adjusted EBITDA, adjusted EBITDA by segment, adjusted earnings, adjusted earnings per share and DCF to their closest GAAP equivalent are provided in the Appendices to this news release.

Adjusted EBITDA By Segment

Adjusted EBITDA generated from U.S. dollar denominated businesses was translated to Canadian dollars at a higher average exchange rates (C$1.37/US$) in the second quarter of 2024 when compared with the same quarter in 2023 (C$1.34/US$). A significant portion of U.S. dollar earnings are hedged under the Company's enterprise-wide financial risk management program. The hedge settlements are reported within Eliminations and Other.

Liquids Pipelines

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Mainline System	1,317	1,453	2,655	2,790
Regional Oil Sands System	243	249	470	480
Gulf Coast and Mid-Continent Systems[1]	436	382	863	766
Other Systems[2]	460	345	928	735
Adjusted EBITDA[3]	2,456	2,429	4,916	4,771

Operating Data (average deliveries – thousands of bpd)
Mainline System volume[4]	3,078	2,991	3,103	3,056
Canadian International Joint Tariff[5] ($C)	$1.65	$—	$1.65	$—
U.S. International Joint Tariff[5] ($US)	$2.57	$—	$2.57	$—
Competitive Tolling Settlement IJT and surcharges[6] ($US)	$—	$4.53	$—	$4.53
Line 3 Replacement Surcharge ($US)[6,7]	$0.76	$0.77	$0.77	$0.80
1 Consists of Flanagan South Pipeline, Seaway Pipeline, Gray Oak Pipeline, Cactus II Pipeline, Enbridge Ingleside Energy Center, and others.
2 Other consists of Southern Lights Pipeline, Express-Platte System, Bakken System, and others.
3 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
4 Mainline System throughput volume represents Mainline System deliveries ex-Gretna, Manitoba which is made up of U.S. and Eastern Canada deliveries originating from Western Canada.
5 Tariff tolls, per barrel, for heavy crude oil movements from Hardisty, AB to Chicago, IL. Effective July 1, 2023 the Company began collecting a dual currency, international joint tariff set within the negotiated settlement for tolls on the Mainline pipeline system. Excludes abandonment surcharge.
6 Includes the international joint tariff (IJT) benchmark toll, for heavy crude oil movements from Hardisty, AB to Chicago, IL, and its components are set in U.S. dollars and Competitive Tolling Settlement Surcharges which were in effect on an interim basis from July 1, 2021 until June 30, 2023.
7 Effective July 1, 2022, the Line 3 Replacement Surcharge (L3R), exclusive of the receipt terminalling surcharge, is determined on a monthly basis by a volume ratchet based on the 9-month rolling average of ex-Gretna volumes. Each 50 kbpd volume ratchet above 2,835 kbpd (up to 3,085 kbpd) applies a US$0.035/bbl discount whereas each 50 kbpd volume ratchet below 2,350 kbpd (down to 2,050 kbpd) adds a US$0.04/bbl charge. Refer to Enbridge’s Application for a Toll Order respecting the implementation of the L3R Surcharges and CER Order TO-003-2021 for further details.

Liquids Pipelines adjusted EBITDA increased $27 million compared with the second quarter of 2023, primarily related to:

•higher Mainline system throughput of 3.1 million barrels per day (mmbpd) in 2024 as compared to 3.0 mmbpd in 2023;
•higher contributions from the Gulf Coast and Mid-Continent System due primarily to higher volumes on the Flanagan South Pipeline driven by the open season commitments that commenced in the first quarter of 2024;
•higher contributions from Express-Platte System due primarily to greater long-haul deliveries and certain Feeder pipelines due to higher volumes on Southern Access Extension and Toledo pipelines;

•the favorable effect of translating US dollar earnings at a higher average exchange rate in 2024, as compared to 2023;
•higher contributions from Southern Lights Pipeline due primarily to the discontinuation of rate-regulated accounting in the fourth quarter of 2023; partially offset by
•lower Mainline System tolls as a result of new tolls effective July 1, 2023 and a lower L3R surcharge.

Gas Transmission

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
U.S. Gas Transmission	891	811	1,840	1,736
Canadian Gas Transmission	98	140	294	322
Other	93	82	222	164
Adjusted EBITDA[1]	1,082	1,033	2,356	2,222
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

•
Gas Transmission adjusted EBITDA increased $49 million compared with the second quarter of 2023, primarily related to:

•lower US Gas Transmission and Storage operating costs;
•contributions from the acquisitions of Aitken Creek in the fourth quarter of 2023 and Tomorrow RNG in the first quarter of 2024, and
•the favorable effect of translating US dollar earnings at a higher average exchange rate in 2024, compared to the same period in 2023; partially offset by
•the absence of contributions from Alliance Pipeline and Aux Sable due to the sale of ownership interests to Pembina in April 2024.

Gas Distribution and Storage

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Enbridge Gas Ontario	376	358	1,073	1,057
U.S. Gas Utilities[1]	178	—	228	—
Other	13	9	31	26
Adjusted EBITDA[2]	567	367	1,332	1,083

Operating Data
Enbridge Gas Ontario
Volumes (billions of cubic feet)	378	426	1,042	1,193
Number of active customers[3] (millions)	3.9	3.9	3.9	3.9
Heating degree days[4]
Actual	232	477	1,609	2,205
Forecast based on normal weather[5]	319	515	1,946	2,407
1U.S. Gas Utilities consists of EOG and Questar
2Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
3Number of active customers is the number of natural gas consuming customers at the end of the reported period.
4Heating degree days is a measure of coldness that is indicative of volumetric requirements for natural gas utilized for heating purposes in EGI's distribution franchise areas.
5Normal weather is the weather forecast by Enbridge Gas Ontario in its legacy rate zones, using the forecasting methodologies approved by the Ontario Energy Board.

Enbridge Gas Ontario and Questar adjusted EBITDA will typically follow a seasonal profile. It is generally highest in the first and fourth quarters of the year. Enbridge Gas Ontario's seasonal profile reflects greater volumetric demand during the heating season and the magnitude of the seasonal EBITDA fluctuations will vary from year-to-year reflecting the impact of colder or warmer than normal weather on distribution volumes. EOG's earnings are decoupled from volumes and less impacted by weather fluctuations.

Adjusted EBITDA for the second quarter increased $200 million compared with the second quarter of 2023 primarily related to:

•contributions from the acquisition of EOG and Questar in 2024; and
•higher distribution charges resulting from increases in rates and customer base; partially offset by
•the negative impact of warmer weather than for the same period of 2023.

The negative impact of weather was approximately $23 million in the second quarter of 2024 compared to a negligible impact for the same period of 2023.

Renewable Power Generation

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA[1]	147	132	426	271
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.

Renewable Power Generation adjusted EBITDA increased $15 million compared with the second quarter of 2023 primarily related to:

•higher contributions from the Hohe See and Albatros Offshore Wind Facilities as a result of the November 2023 acquisition of an additional 24.45% interest in these facilities.

Eliminations and Other

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Operating and administrative recoveries	90	43	285	96
Realized foreign exchange hedge settlement (loss)/gain	(7)	4	(26)	33
Adjusted EBITDA[1]	83	47	259	129
1 Non-GAAP financial measure. Please refer to Non-GAAP Reconciliations Appendices.
Operating and administrative recoveries captured in this segment reflect the cost of centrally delivered services (including depreciation of corporate assets) inclusive of amounts recovered from business units for the provision of those services. U.S. dollar denominated earnings within operating segment results are translated at average foreign exchange rates during the quarter, and the impact of settlements made under the Company's enterprise foreign exchange hedging program are captured in this corporate segment.

Eliminations and Other adjusted EBITDA increased $36 million compared with the second quarter of 2023 due to higher investment income on cash balances from pre-funding the Acquisitions.

Distributable Cash Flow

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars; number of shares in millions)
Liquids Pipelines	2,456	2,429	4,916	4,771
Gas Transmission	1,082	1,033	2,356	2,222
Gas Distribution and Storage	567	367	1,332	1,083
Renewable Power Generation	147	132	426	271
Eliminations and Other	83	47	259	129
Adjusted EBITDA[1,3]	4,335	4,008	9,289	8,476
Maintenance capital	(262)	(226)	(458)	(399)
Interest expense[1]	(1,081)	(921)	(2,095)	(1,847)
Current income tax[1]	(158)	(84)	(421)	(264)
Distributions to noncontrolling interests[1]	(88)	(103)	(166)	(195)
Cash distributions in excess of equity earnings[1]	142	138	238	203
Preference share dividends[1]	(95)	(86)	(188)	(170)
Other receipts of cash not recognized in revenue[2]	8	40	36	123
Other non-cash adjustments	57	17	86	36
DCF[3]	2,858	2,783	6,321	5,963
Weighted average common shares outstanding[4]	2,137	2,024	2,131	2,025
1Presented net of adjusting items.
2Consists of cash received, net of revenue recognized, for contracts under make-up rights and similar deferred revenue arrangements.
3Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
4Includes equity pre-funding for the Acquisitions which are expected to close in 2024.

Second quarter 2024 DCF increased $75 million compared with the same period of 2023 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, partially offset by:

•higher interest rates impacting floating-rate debt and new issuances;
•higher U.S. Corporate Alternative Minimum taxes; and
•higher maintenance capital from the Questar and EOG Acquisitions in 2024.

Weighted average common shares increased due to the bought deal equity issuance in the third quarter of 2023 and ATM issuances in the second quarter of 2024 as part of the funding for the Acquisitions.

Adjusted Earnings

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts)
Adjusted EBITDA[1,2]	4,335	4,008	9,289	8,476
Depreciation and amortization	(1,317)	(1,172)	(2,551)	(2,354)
Interest expense[2]	(1,098)	(928)	(2,111)	(1,843)
Income taxes[2]	(520)	(376)	(1,127)	(889)
Noncontrolling interests[2]	(57)	(65)	(109)	(113)
Preference share dividends	(95)	(87)	(188)	(171)
Adjusted earnings[1]	1,248	1,380	3,203	3,106
Adjusted earnings per common share[1]	0.58	0.68	1.50	1.53
1Non-GAAP financial measures. Please refer to Non-GAAP Reconciliations Appendices.
2Presented net of adjusting items.

Adjusted earnings decreased $132 million and adjusted earnings per share decreased by $0.10 when compared with the second quarter in 2023 primarily due to operational factors discussed above contributing to higher Adjusted EBITDA, partially offset by:

•higher depreciation from assets acquired or placed into service in 2023;
•higher interest expense due to higher interest rates impacting floating-rate debt and new issuances; and
•higher income tax expense driven by higher earnings.

Per share metrics were negatively impacted by the bought deal equity issuance in the third quarter of 2023 and ATM issuances in the second quarter of 2024, as part the funding for the Acquisitions.

CONFERENCE CALL

Enbridge will host a conference call and webcast on August 2, 2024 at 9:00 a.m. Eastern Time (7:00 a.m. Mountain Time) to provide a business update and review 2024 second quarter results. Analysts, members of the media and other interested parties can access the call toll free at 1-800-606-3040. The call will be audio webcast live at https://app.webinar.net/nQm7DAoRZ2N. It is recommended that participants dial in or join the audio webcast fifteen minutes prior to the scheduled start time. A webcast replay will be available soon after the conclusion of the event and a transcript will be posted to the website. The replay will be available for seven days after the call toll-free 1-(800)-606-3040 (conference ID: 9581867).

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Enbridge’s media and investor relations teams will be available after the call for any additional questions.

DIVIDEND DECLARATION

On July 29, 2024, our Board of Directors declared the following quarterly dividends. All dividends are payable on September 1, 2024 to shareholders of record on August 15, 2024.

Dividend per share
(Canadian dollars unless otherwise stated)
Common Shares	$0.91500
Preference Shares, Series A	$0.34375
Preference Shares, Series B	$0.32513
Preference Shares, Series D	$0.33825
Preference Shares, Series F	$0.34613
Preference Shares, Series G1	$0.46817
Preference Shares, Series H	$0.38200
Preference Shares, Series I2	$0.44366
Preference Shares, Series L	US$0.36612
Preference Shares, Series N	$0.41850
Preference Shares, Series P	$0.36988
Preference Shares, Series R3	$0.39463
Preference Shares, Series 1	US$0.41898
Preference Shares, Series 3	$0.23356
Preference Shares, Series 5	US$0.41769
Preference Shares, Series 7	$0.37425
Preference Shares, Series 9	$0.25606
Preference Shares, Series 11	$0.24613
Preference Shares, Series 13	$0.19019
Preference Shares, Series 15	$0.18644
Preference Shares, Series 19	$0.38825
1The quarterly dividend per share paid on Preference Shares, Series G was decreased to $0.46817 from $0.47383 on June 1, 2024 due to reset on a quarterly basis.
2The quarterly dividend per share paid on Preference Shares, Series I was decreased to $0.44366 from $0.44932 on June 1, 2024 due to reset on a quarterly basis.
3The quarterly dividend per share paid on Preference Shares, Series R was increased to $0.39463 from $0.25456 on June 3, 2024 due to reset of the annual dividend on June 3, 2024.

FORWARD-LOOKING INFORMATION

Forward-looking information, or forward-looking statements, have been included in this news release to provide information about Enbridge and its subsidiaries and affiliates, including management’s assessment of Enbridge and its subsidiaries’ future plans and operations. This information may not be appropriate for other purposes. Forward looking statements are typically identified by words such as ‘‘anticipate’’, ‘‘expect’’, ‘‘project’’, ‘estimate’’, ‘‘forecast’’, ‘‘plan’’, ‘‘intend’’, ‘‘target’’, ‘‘believe’’, “likely” and similar words suggesting future outcomes or statements regarding an outlook. Forward-looking information or statements included or incorporated by reference in this document include, but are not limited to, statements with respect to the following: Enbridge’s corporate vision and strategy, including our strategic priorities and outlook; 2024 financial guidance and near term outlook, including projected DCF per share and adjusted EBITDA and expected growth thereof; expected dividends, dividend growth and dividend policy; the acquisitions of three natural gas utilities from Dominion Energy, Inc. (the Acquisitions), including the characteristics, anticipated benefits, expected funding and expected timing of closing and integration thereof; expected supply of, demand for, exports of and prices of crude oil, natural gas, natural gas liquids (NGL), liquified natural gas (LNG), renewable natural gas (RNG) and renewable energy; energy transition and low carbon energy and our approach thereto; anticipated utilization of our assets; expected EBITDA and adjusted EBITDA; expected earnings/(loss) and adjusted earnings/(loss); expected DCF and DCF per share; expected future cash flows; expected shareholder returns and asset returns; expected performance of the Company’s businesses; financial strength and flexibility; financing costs and plans, including with respect to the Acquisitions and our equity self-funding model;; expectations on leverage, including debt-to EBITDA ratio; sources of liquidity and sufficiency of financial resources; expected in-service dates and costs related to announced projects and projects under construction; capital allocation framework and priorities; impact of weather and seasonality; expected future growth and expansion opportunities, including secured growth program, development opportunities, customer growth, and low carbon opportunities and strategy, including with respect to the Gray Oak Pipeline expansion, Whistler Parent JV and Orange Grove and Fox Squirrel Solar projects; expected closings, benefits, accretion and timing of transactions, including with respect to the Acquisitions ; expected future actions and decisions of regulators and courts and the timing and impact thereof; and toll and rate case discussions and filings, including with respect to Texas Eastern Transmission, LP (“Texas Eastern”), and anticipated timing and impact therefrom.

Although Enbridge believes these forward-looking statements are reasonable based on the information available on the date such statements are made and processes used to prepare the information, such statements are not guarantees of future performance and readers are cautioned against placing undue reliance on forward-looking statements. By their nature, these statements involve a variety of assumptions, known and unknown risks and uncertainties and other factors, which may cause actual results, levels of activity and achievements to differ materially from those expressed or implied by such statements. Material assumptions include assumptions about the following: the expected supply of and demand for crude oil, natural gas, NGL, LNG, RNG and renewable energy; prices of crude oil, natural gas, NGL, LNG, RNG and renewable energy; anticipated utilization of our assets; exchange rates; inflation; interest rates; availability and price of labour and construction materials; the stability of our supply chain; operational reliability and performance; maintenance of support and regulatory approvals for our projects, toll and rate applications, including with respect to Texas Eastern; anticipated in-service dates; weather; announced and potential acquisition, disposition and other corporate transactions and projects and the timing and benefits thereof, including with respect to the Acquisitions; governmental legislation; litigation; credit ratings; hedging program; expected EBITDA and adjusted EBITDA; expected earnings/ (loss) and adjusted earnings/(loss); expected earnings/(loss) or adjusted earnings/(loss) per share; expected future cash flows; expected future DCF and DCF per share; estimated future dividends; financial strength and flexibility; debt and equity market conditions; and general economic and competitive conditions. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL, LNG, RNG and renewable energy and the prices of these commodities are material to and underlie all forward looking statements, as they may impact current and future levels of demand for our services. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which we operate and may impact levels of demand for our services and cost of inputs and are therefore inherent in all forward-looking statements. The most relevant assumptions associated with forward-looking statements regarding announced projects and projects under construction, including estimated completion dates and expected capital expenditures, include the following: the availability and price of labour and construction materials; the stability of our supply chain; the effects of inflation and foreign exchange rates on labour and material costs; the effects of interest rates on borrowing costs; the impact of weather; the timing and closing of acquisitions, dispositions and other transactions and the realization of anticipated benefits therefrom; and customer, government, court and regulatory approvals on construction and in-service schedules and cost recovery regimes.

Enbridge’s forward-looking statements are subject to risks and uncertainties pertaining to the successful execution of our strategic priorities; operating performance; regulatory parameters and decisions; litigation; acquisitions and dispositions and other transactions, and the realization of anticipated benefits therefrom, including the Acquisitions; project approval and support; renewals of rights-of-way; weather; economic and competitive conditions; global geopolitical conditions; political decisions; public opinion; dividend policy; changes in tax laws and tax rates; exchange rates; interest rates; inflation; commodity prices; and supply of and demand for commodities, including but not limited to those risks and uncertainties discussed in this news release and in Enbridge’s other filings with Canadian and U.S. securities regulators. The impact of any one assumption, risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty, as these are interdependent and our future course of action depends on management’s assessment of all information available at the relevant time. Except to the extent required by applicable law, Enbridge assumes no obligation to publicly update or revise any forward-looking statement made in this news release or otherwise, whether as a result of new information, future events or otherwise. All forward-looking statements, whether written or oral, attributable to us or persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements.

ABOUT ENBRIDGE INC.
At Enbridge, we safely connect millions of people to the energy they rely on every day, fueling quality of life through our North American natural gas, oil and renewable power networks and our growing European offshore wind portfolio. We're investing in modern energy delivery infrastructure to sustain access to secure, affordable energy and building on more than a century of operating conventional energy infrastructure and two decades of experience in renewable power. We're advancing new technologies including hydrogen, renewable natural gas, carbon capture and storage and are committed to achieving net zero greenhouse gas emissions from our operations by 2050. Headquartered in Calgary, Alberta, Enbridge's common shares trade under the symbol ENB on the Toronto (TSX) and New York (NYSE) stock exchanges. To learn more, visit us at enbridge.com.

None of the information contained in, or connected to, Enbridge’s website is incorporated in or otherwise forms part of this news release.

FOR FURTHER INFORMATION PLEASE CONTACT:
Enbridge Inc. – Media	Enbridge Inc. – Investment Community
Jesse Semko	Rebecca Morley
Toll Free: (888) 992-0997	Toll Free: (800) 481-2804
Email: media@enbridge.com	Email: investor.relations@enbridge.com

NON-GAAP RECONCILIATIONS APPENDICES

This news release contains references to EBITDA, adjusted EBITDA, adjusted earnings, adjusted earnings per common share and DCF. Management believes the presentation of these metrics gives useful information to investors and shareholders, as they provide increased transparency and insight into the performance of the Company.

EBITDA represents earnings before interest, tax, depreciation and amortization.

Adjusted EBITDA represents EBITDA adjusted for unusual, infrequent or other non-operating factors on both a consolidated and segmented basis. Management uses EBITDA and adjusted EBITDA to set targets and to assess the performance of the Company and its business units.

Adjusted earnings represent earnings attributable to common shareholders adjusted for unusual, infrequent or other non-operating factors included in adjusted EBITDA, as well as adjustments for unusual, infrequent or other non-operating factors in respect of depreciation and amortization expense, interest expense, income taxes and noncontrolling interests on a consolidated basis. Management uses adjusted earnings as another measure of the Company’s ability to generate earnings.

DCF is defined as cash flow provided by operating activities before the impact of changes in operating assets and liabilities (including changes in environmental liabilities) less distributions to noncontrolling interests, preference share dividends and maintenance capital expenditures and further adjusted for unusual, infrequent or other non-operating factors. Management also uses DCF to assess the performance of the Company and to set its dividend payout target.

Base Business Adjusted EBITDA represents adjusted EBITDA, as further adjusted to exclude contributions from, and the impact of financing of, the acquisitions of three natural gas utilities from Dominion Energy, Inc. (the “ Acquisitions”) (including the associated EBITDA, DCF, capital expenditures, and common share and debt issuances). Management is using Base Business Adjusted EBITDA in 2024 to assess the performance of the Company and its business units excluding the impact of the Acquisitions, all of which have closed, or are expected to close, in 2024.

Base Business DCF represents adjusted DCF, as further adjusted to exclude contributions from, and the impact of financing of, the Acquisitions (including the associated EBITDA, DCF, capital expenditures, and common share and debt issuances). Management is using Base Business DCF in 2024 to assess the performance of the Company and its dividend payout target, excluding the impact of the Acquisitions.

This news release also contains references to Debt-to-EBITDA, a non-GAAP ratio which utilizes adjusted EBITDA as one of its components. Debt-to-EBITDA is used as a liquidity measure to indicate the amount of adjusted earnings to pay debt, as calculated on the basis of generally accepted accounting principles in the United States of America (U.S. GAAP), before covering interest, tax, depreciation and amortization.

Reconciliations of forward-looking non-GAAP financial measures and non-GAAP ratios to comparable
GAAP measures are not available due to the challenges and impracticability of estimating certain items, particularly certain contingent liabilities and non-cash unrealized derivative fair value losses and gains ]
subject to market variability. Because of those challenges, a reconciliation of forward-looking non-GAAP financial measures and non-GAAP ratios is not available without unreasonable effort.

Our non-GAAP financial measures and non-GAAP ratios described above are not measures that have standardized meaning prescribed by U.S. GAAP and are not U.S. GAAP measures. Therefore, these measures may not be comparable with similar measures presented by other issuers.

The tables below provide a reconciliation of the non-GAAP measures to comparable GAAP measures.

APPENDIX A
NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA AND ADJUSTED EARNINGS

CONSOLIDATED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Liquids Pipelines	2,450	2,427	4,854	4,780
Gas Transmission	2,095	1,042	3,360	2,247
Gas Distribution and Storage	567	367	1,332	1,083
Renewable Power Generation	138	129	395	265
Eliminations and Other	(155)	575	(797)	592
EBITDA	5,095	4,540	9,144	8,967
Depreciation and amortization	(1,273)	(1,137)	(2,466)	(2,283)
Interest expense	(1,082)	(883)	(1,987)	(1,788)
Income tax expense	(739)	(519)	(1,125)	(1,029)
Earnings attributable to noncontrolling interests	(58)	(66)	(111)	(115)
Preference share dividends	(95)	(87)	(188)	(171)
Earnings attributable to common shareholders	1,848	1,848	3,267	3,581

ADJUSTED EBITDA TO ADJUSTED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts)
Liquids Pipelines	2,456	2,429	4,916	4,771
Gas Transmission	1,082	1,033	2,356	2,222
Gas Distribution and Storage	567	367	1,332	1,083
Renewable Power Generation	147	132	426	271
Eliminations and Other	83	47	259	129
Adjusted EBITDA	4,335	4,008	9,289	8,476
Depreciation and amortization	(1,317)	(1,172)	(2,551)	(2,354)
Interest expense	(1,098)	(928)	(2,111)	(1,843)
Income tax expense	(520)	(376)	(1,127)	(889)
Earnings attributable to noncontrolling interests	(57)	(65)	(109)	(113)
Preference share dividends	(95)	(87)	(188)	(171)
Adjusted earnings	1,248	1,380	3,203	3,106
Adjusted earnings per common share	0.58	0.68	1.50	1.53

EBITDA TO ADJUSTED EARNINGS

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars, except per share amounts)
EBITDA	5,095	4,540	9,144	8,967
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	226	(547)	1,013	(1,085)
Employee severance costs	—	—	105	—
Competitive Toll Settlement realized hedge loss	—	—	—	638
Net gain on sale	(1,092)	—	(1,092)	—
Litigation settlement gain	—	—	—	(68)
Other	106	15	119	24
Total adjusting items	(760)	(532)	145	(491)
Adjusted EBITDA	4,335	4,008	9,289	8,476
Depreciation and amortization	(1,273)	(1,137)	(2,466)	(2,283)
Interest expense	(1,081)	(883)	(1,986)	(1,788)
Income tax expense	(739)	(519)	(1,125)	(1,029)
Earnings attributable to noncontrolling interests	(58)	(66)	(111)	(115)
Preference share dividends	(95)	(87)	(188)	(171)
Adjusting items in respect of:
Depreciation and amortization	(44)	(35)	(85)	(71)
Interest expense	(17)	(45)	(125)	(55)
Income tax expense	219	143	(2)	140
Earnings attributable to noncontrolling interests	1	1	2	2
Adjusted earnings	1,248	1,380	3,203	3,106
Adjusted earnings per common share	0.58	0.68	1.50	1.53

APPENDIX B
NON-GAAP RECONCILIATION – ADJUSTED EBITDA TO SEGMENTED EBITDA

LIQUIDS PIPELINES

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	2,456	2,429	4,916	4,771
Change in unrealized derivative fair value gain/(loss)	29	34	(6)	650
CTS realized hedge loss	—	—	—	(638)
Litigation settlement gain	—	—	—	68
Other	(35)	(36)	(56)	(71)
Total adjustments	(6)	(2)	(62)	9
EBITDA	2,450	2,427	4,854	4,780

GAS TRANSMISSION

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	1,082	1,033	2,356	2,222
Change in unrealized derivative fair value gain/(loss) - Commodity prices	—	—	(17)	—
Gain on sale of Alliance and Aux Sable	1,063	—	1,063	—
Other	(50)	9	(42)	25
Total adjustments	1,013	9	1,004	25
EBITDA	2,095	1,042	3,360	2,247

GAS DISTRIBUTION AND STORAGE

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	567	367	1,332	1,083
Total adjustments	—	—	—	—
EBITDA	567	367	1,332	1,083

RENEWABLE POWER GENERATION

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	147	132	426	271
Change in unrealized derivative fair value gain/(loss) - Commodity prices	(26)	—	(39)	—
Gain on sale of NR Green	29	—	29	—
Other	(12)	(3)	(21)	(6)
Total adjustments	(9)	(3)	(31)	(6)
EBITDA	138	129	395	265

ELIMINATIONS AND OTHER

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	83	47	259	129
Change in unrealized derivative fair value gain/(loss) - Foreign exchange	(211)	485	(933)	402
Employee severance costs	—	—	(105)	—
Other	(27)	43	(18)	61
Total adjustments	(238)	528	(1,056)	463
EBITDA	(155)	575	(797)	592

APPENDIX C
NON-GAAP RECONCILIATION – CASH PROVIDED BY OPERATING ACTIVITIES TO DCF

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Cash provided by operating activities	2,814	3,439	5,965	7,305
Adjusted for changes in operating assets and liabilities[1]	207	(314)	507	(1,228)
	3,021	3,125	6,472	6,077
Distributions to noncontrolling interests[2]	(88)	(103)	(166)	(195)
Preference share dividends[2]	(95)	(86)	(188)	(170)
Maintenance capital	(262)	(226)	(458)	(399)
Significant adjusting items:
Other receipts of cash not recognized in revenue	8	40	36	123
Employee severance costs, net of tax	—	—	91	—
Distributions from equity investments in excess of cumulative earnings[2]	197	40	476	195
CTS realized hedge loss, net of tax	—	—	—	479
Litigation settlement gain	—	—	—	(68)
Other items	77	(7)	58	(79)
DCF	2,858	2,783	6,321	5,963
1Changes in operating assets and liabilities, net of recoveries.
2Presented net of adjusting items.

APPENDIX D
NON-GAAP RECONCILIATION – BASE BUSINESS EBITDA AND DISTRIBUTABLE CASH FLOW

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Adjusted EBITDA	4,335	4,008	9,289	8,476
U.S. Gas Utilities EBITDA	(178)	—	(228)	—
E&O EBITDA[1]	(51)	—	(110)	—
Base Business Adjusted EBITDA	4,106	4,008	8,951	8,476
1 Related to investment income from the pre-funding of the Acquisitions.

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars
EBITDA	5,095	4,540	9,144	8,967
Adjusting items:
Change in unrealized derivative fair value (gain)/loss	225	(549)	1,010	(1,089)
Employee severance costs	—	—	105	—
Competitive Toll Settlement realized hedge loss	—	—	—	638
Net gain on sale	(1,092)	—	(1,092)	—
Litigation settlement gain	—	—	—	(68)
Other	107	17	122	28
U.S. Gas Utilities EBITDA	(178)	—	(228)	—
E&O EBITDA[1]	(51)	—	(110)	—
Base Business Adjusted EBITDA	4,106	4,008	8,951	8,476
1 Related to investment income from the pre-funding of the Acquisitions.

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars
DCF	2,858	2,783	6,321	5,963
Adjustments from operating and financing U.S. Gas Utilities:
EBITDA	(229)	—	(338)	—
Maintenance capital	48	—	63	—
Financing costs	120	—	188	—
Current income tax	1	—	7	—
Base Business DCF	2,798	2,783	6,241	5,963

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
(unaudited; millions of Canadian dollars)
Cash provided by operating activities	2,814	3,439	5,965	7,305
Adjusted for changes in operating assets and liabilities	207	(314)	507	(1,228)
	3,021	3,125	6,472	6,077
Distributions to noncontrolling interests	(88)	(103)	(166)	(195)
Preference share dividends	(95)	(86)	(188)	(170)
Maintenance capital	(262)	(226)	(458)	(399)
Significant adjusting items:
Other receipts of cash not recognized in revenue	8	40	36	123
Employee severance costs, net of tax	—	—	91	—
Distributions from equity investments in excess of cumulative earnings	197	40	476	195
CTS realized hedge loss, net of tax	—	—	—	479
Litigation settlement gain	—	—	—	(68)
Other items	77	(7)	58	(79)
Adjustments from operating and financing U.S. Gas Utilities	(60)	—	(80)	—
Base Business DCF	2,798	2,783	6,241	5,963

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Weighted average common shares outstanding	2,137	2,024	2,131	2,025
Shares issued to finance U.S. Gas Utilities	(114)	—	(108)	—
Base Business weighted average common shares outstanding	2,023	2,024	2,023	2,025